Gibraltar Industries Appoints Pat Burns as Chief Operating Officer
Executive Brings Strong Operational Excellence Experience to Gibraltar
Buffalo, NY, March 18, 2019 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets, today announced the appointment of Pat Burns as Chief Operating Officer. Mr. Burns was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to 2018 and has held strategy and operational leadership roles at Johnson Controls and Danaher Corporation. Mr. Burns will report to Chief Executive Officer Bill Bosway.
“Pat brings deep operations and growth experience and the critical ability to tie corporate strategy to the execution of day-to-day business decisions,” said Mr. Bosway. “I was highly impressed with Pat’s operational acumen when we worked together at Dover Corporation, and I am excited to have him take a leadership role in Gibraltar’s 80/20 simplification initiatives and all four of our strategic pillars. Pat is the ideal candidate to lead our continued drive for operational excellence and build on the team’s significant achievements during the past four years. We look forward to his contributions as Chief Operating Officer as we continue to propel our transformation efforts and accelerate growth through innovation.”
Mr. Burns, 56, was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to 2018. Prior to that, he served as Vice President, Corporate Strategy at Johnson Controls from 2014 to 2016 after spending the previous five years with Danaher in operating company leadership positions. Prior to these roles, Mr. Burns held growth and leadership roles at Trex, DuPont and Owens Corning, and served as a Captain in the United States Army. Mr. Burns has a B.S. in Mechanical Engineering from the US Military Academy, West Point and an MBA from Northwestern University - Kellogg School of Management.

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, portfolio management and acquisitions, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com